HEI Exhibit 99.1

AMENDMENT 2003-2

TO THE

HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1. Section 2.2 of the Plan is deleted in its entirety.

2. Section 10.7 of the Plan (the definition of “Compensation”), as amended by Amendments 2002-2 and 2002-3, is hereby amended and restated in its entirety to read as follows:

10.7 Compensation has two definitions, one for Employees of American Savings Bank, F.S.B. (“ASB”), American Savings Investment Services Corp. (“ASISC”), and Bishop Insurance Agency of Hawaii, Inc. (“BIA”), and one for all other Employees.

For Employees of ASB, ASISC, or BIA, “Compensation” means the Employee’s Box 1, W-2 earnings from the Participating Employers for the Plan Year, modified (i) to exclude fringe benefits, FlexCredits and ASB Dollars, reimbursements, moving expenses and other expense allowances, retroactive pay increases, special executive compensation, and any signing bonuses, retention bonuses, service awards, and similar non-performance based awards; and (ii) to include elective contributions made by a Participating Employer to this Plan, a cafeteria plan (other than employer-provided FlexCredits and ASB Dollars), or a transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. Special executive compensation is noncash compensation and nonqualified deferred compensation available only to a select group of management Employees. Discretionary bonuses and incentive compensation (other than signing bonuses, retention bonuses, service awards, and similar non-performance based awards) are included in Compensation for Employees of ASB, ASISC, and BIA. Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

For Employees of all other Participating Employers, “Compensation” means the Employee’s Box 1, W-2 earnings from the Participating Employers for the Plan Year, modified (i) to exclude discretionary bonuses, fringe benefits, FlexCredits and ASB Dollars, reimbursements, moving expenses and other expense allowances, retroactive pay increases, and special executive compensation; and (ii) to include elective contributions made by a Participating Employer to this Plan, a cafeteria plan (other than employer-provided FlexCredits and ASB Dollars), or a transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. Special executive compensation is noncash compensation and nonqualified deferred compensation available only to a select group of management Employees. Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

“HEIDI Compensation” means all straight-time pay and commissions paid (or accrued) during the Plan Year for services rendered to a HEIDI Employer. HEIDI Compensation shall include elective contributions made by a HEIDI Employer to this Plan or to a cafeteria plan (other than employer-provided FlexCredits) or transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. HEIDI Compensation shall not include overtime or premium pay, discretionary bonuses, reimbursements or other expense allowances, fringe benefits, deferred compensation, welfare benefits, or contributions (except for elective contributions) by a HEIDI Employer to this Plan or any other employee benefit plan. HEIDI Compensation earned prior to an Eligible Employee becoming a Participant shall not be counted in determining contributions to the Plan. HEIDI Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

For all Employees, “ADP Compensation” means the Employee’s Box 1, W-2 earnings for the year, without modification. ADP Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

For all Employees, “415 Compensation” means the Employee’s Box 1, W-2 earnings for the year, modified to include elective contributions made by a Participating Employer to this Plan or to a cafeteria plan or transportation spending plan that are excluded from the taxable income of the Employee under Sections 402(e)(3), 125, or 132(f) of the Code. 415 Compensation shall be limited to $200,000 annually, as adjusted for increases in the cost of living since July 1, 2001, in accordance with Sections 401(a)(17)(B) and 415(d) of the Code.

For purposes of this Section, effective for all Plan Years beginning on or after January 1, 1998, amounts treated as elective deferrals under Section 125 of the Code (elective cafeteria plan contributions) shall include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify in accordance with the Hawaii Prepaid Healthcare Act that he or she has other health coverage. An amount will be treated as an elective deferral under Section 125 and this paragraph only if the Participating Employers do not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan except as necessary to comply with the Hawaii Prepaid Healthcare Act.

This Amendment 2002-3 shall be effective January 1, 2004.

TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 22nd day of December, 2003

HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By	/s/ Eric K. Yeaman

Its member

By	/s/ Robert F. Clarke

Its member